Exhibit 99.1

Elaine Grimsell Beckwith
Neurogen Corp.
203-315-4615
elaine_beckwith@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
2003 FINANCIAL RESULTS AND UPDATES PIPELINE

Branford, CT, March 8, 2004 — Neurogen Corporation (Nasdaq: NRGN), a small molecule drug discovery and development company, today announced financial results for the fourth quarter and year ended December 31, 2003, and provided an update on its portfolio of clinical and preclinical programs.

Dr. William H. Koster, President and CEO said, "I’m pleased with Neurogen's results for 2003. From a scientific perspective, we succeeded in placing into preclinical development three newly discovered drug candidates aimed at three different disorders. We continued to move forward with our wholly owned programs in inflammation and obesity targeting the C5a and MCH-1 receptors, respectively, and we continue to apply our platform in other new areas. From a business perspective, during 2003 we struck an important new collaboration with Merck for our pain management program and achieved a preclinical milestone with our partner Aventis in our depression/anxiety program, putting us in a strong financial position."

2003 Financial Results
Neurogen recognized a net loss for the fourth quarter of 2003 of $8.5 million, or $0.48 per share. This compares to a net loss of $4.5 million, or $0.25 per share, during the fourth quarter of 2002. The Company recognized a net loss for the twelve months ended December 31, 2003 of $31.6 million, or $1.78 per share, as compared to a net loss of $23.7 million, or $1.35 per share, for fiscal 2002.

As of December 31, 2003, Neurogen's total cash and marketable securities totaled $45.9 million. Subsequently, in January 2004, Neurogen received a total of $30 million in up-front license fees and equity investments upon closing its previously announced collaboration with Merck Inc. for the development of VR-1 antagonists for the treatment of pain.

Operating revenue for the fourth quarter of 2003 was $2.3 million, compared to $3.3 million for the fourth quarter of 2002. For the twelve months ended December 31, 2003, operating revenue was $6.8 million compared to $15.7 million for the comparable period of 2002, or a decrease of 57 percent. The revenue decrease for the twelve month period is due primarily to one-time revenue recognition related to the completion, in June 2002, of the Company's Accelerated Intelligent Drug Discovery (AIDD™) technology transfer agreement with Pfizer Inc. An additional factor contributing to the revenue decrease for the twelve month period is variation in timing of revenue due from research services currently performed under the Company's worldwide collaboration with Aventis Pharma (NYSE: AVE) to develop new drugs to treat depression, anxiety and other stress related disorders.

Research and development expenses, excluding non-cash stock compensation charges, for the fourth quarter of 2003 increased 32 percent to $8.8 million from $6.7 million in the fourth quarter of 2002. The increase for the quarter was due primarily to increased clinical development expenses for the Company's Phase II clinical trials in its inflammation program as well as preclinical development expenditures on several additional compounds. For the twelve month period, R&D expenses, excluding non-cash stock compensation charges, decreased 4 percent to $32.8 million from $34.1 million in 2002. The decrease for the year was due primarily to Neurogen's continued implementation of its Operational Excellence program designed, in part, to further the efficiency of the Company's drug discovery platform.

General and administrative expenses, excluding non-cash stock compensation charges, for the fourth quarter of 2003 increased 34 percent to $1.8 million, compared to $1.3 million for the same period in 2002. The increase was due to selective increases in staff, business operations, and technical services. For the twelve month period, general and administrative expenses, excluding non-cash stock compensation charges, decreased 12 percent to $5.9 million from $6.7 million for 2002 due to the Company's continued implementation of its Operational Excellence program.

Pipeline Update
Inflammation Program: Phase II Clinical Trial in Rheumatoid Arthritis
Dr. Koster said, "The potential for our C5a program to open up a new field of orally bioavailable therapeutics to treat inflammation by regulating innate immunity is an exciting and medically important therapeutic concept. We hope to gain insight into the role of C5a in inflammation through our exploratory Phase II trial in rheumatoid arthritis and anticipate data in the second quarter of 2004. This exploratory trial is the first of its kind in the pharmaceutical industry."

Neurogen owns all commercial rights to this program.

Neurogen's inflammation program targets the C5a receptor of the complement cascade, a key pathway of the immune system that normally helps to guard the human body against infection. In many people, however, the immune system over-promotes the activation of inflammatory cells which would usually guard against invading microorganisms, often leading to the destruction of healthy tissue. Neurogen’s lead drug candidate, NGD 2000-1, is an orally administered drug that blocks the activity of the C5a receptor, a property which may be beneficial for patients with inflammation conditions such as rheumatoid arthritis. In Phase I studies NGD 2000-1 was safe and well-tolerated and the possibility for NGD 2000-1 to inhibit cytochrome P450 3A4 was also identified. This characteristic could restrict the concurrent use of NGD 2000-1 with other drugs that also are primarily metabolized by this enzyme. Further studies will help determine the extent to which this potential limitation could impact the commercialization of NGD 2000-1.

Insomnia Program: Phase I Clinical Trial
Pfizer (NYSE: PFE) is currently evaluating in Phase I human clinical studies the safety, tolerability, pharmacokinetics and commercial profile of NGD 96-3, a lead candidate from Neurogen’s collaboration with Pfizer to develop drugs for the treatment of insomnia. NGD 96-3 differs from existing therapies by selectively modulating certain subtypes of the gamma-aminobutyric acid (GABA) receptors in the brain. Neurogen believes this unique approach may offer a much improved side effect profile compared to currently available therapies in regard to next day hangover and sedative effects, memory and motor skill impairment, and alcohol interaction. Insomnia affects approximately one-third to one-half of American adults.

Pain Management Program: VR-1 receptor antagonist
Preclinical development, partnered with Merck
Neurogen and Merck (NYSE: MRK) have advanced lead candidates from their vanilloid receptor-1 program into formal preclinical development and are also advancing additional, highly potent candidates for potential development in this program. The goal of the alliance is to rapidly provide patients with better medicines for pain and for disease states in which VR1 has been implicated, including urinary incontinence.

VR-1 receptors are an important component of the pain signaling pathway and are also found on the bladder. Neurogen believes that this direct approach to pain management offers the potential to relieve pain while improving upon the side effect profile of existing pain drugs.

Depression/Anxiety Program: CRF-1 receptor antagonist
Preclinical development, partnered with Aventis
Progress in the Company's research and development collaboration with Aventis (NYSE: AVE) resulted in the achievement of a preclinical milestone in December 2003 which triggered the payment of $1 million to Neurogen in January 2004. The companies are working together in an exclusive worldwide collaboration to develop new drugs which block the corticotrophin-releasing factor-1 receptor, which is active in mounting human response to stress and is elevated in patients with major depression. The companies believe that an orally available drug candidate that blocks the CRF-1 receptor may be efficacious in relieving depression, anxiety and/or stress related disorders without the significant side effects such as sexual dysfunction, common in current therapies. Neurogen and Aventis are working together to advance their preclinical compound through the rigorous testing necessary prior to an IND filing.

Obesity/Diabetes Program: MCH-1 receptor antagonist
Preclinical research and development
Neurogen is optimizing lead compounds blocking the melanin concentrating hormone receptor-1, which is an important mediator of food intake. These receptors are expressed in the hypothalamus, the feeding center of the brain. While obesity is caused by a complex process involving many hormones, neurotransmitters, nerve cells, and genes, the MCH hormone is now believed to play a key role in controlling eating behavior. In studies, removing the MCH peptide or receptor gene has resulted in lean animals, while administering MCH caused increased weight gain. With its small molecule drug leads, Neurogen has demonstrated that blocking the MCH-1 receptor can reduce weight gain in animals. The Company owns all commercial rights to this program.

Webcast
Dr. Koster, Stephen Davis, Executive Vice President and Chief Business Officer, and Dr. James Cassella, Senior Vice President Clinical Research and Development, will host a conference call and webcast to discuss today’s announcements at 10:00 a.m. Eastern Standard Time (EST) on March 8, 2004. The webcast will be available in the Investor Relations section of www.neurogen.com and will be archived on the website until December 31, 2004. A replay of the call will be available after 1:00 pm EST on March 8, 2004 and accessible through the close of business, April 6, 2004. To replay the conference call, dial 888-286-8010, or for international callers 617-801-6888, and use the pass code: 97472175.

About Neurogen Corporation
Neurogen Corporation targets new small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including inflammation, pain, insomnia, depression, and obesity. Neurogen has generated a portfolio of compelling new drug candidates through its Accelerated Intelligent Drug Discovery (AIDD™) system, its expertise in cellular functional assays, and its depth in medicinal chemistry. Neurogen conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies to obtain additional resources and to access complementary expertise.

The information in this press release contains certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates, advancement of competitive products, dependence on corporate partners, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.

(Financial Tables to Follow)

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2003	Three Months Ended December 31, 2002	Twelve Months Ended December 31, 2003	Twelve Months Ended December 31, 2002

Operating revenues:
License fees	$ 525	$ 2,500	$ 2,025	$ 11,449
Research revenues	1,796	808	4,763	4,276

Total operating revenues	2,321	3,308	6,788	15,725

Operating expenses:
Research and development
Stock compensation	129	12	348	51
Other R&D	8,766	6,658	32,810	34,093

Total R&D	8,895	6,670	33,158	34,144

General and administrative
Stock compensation	169	135	642	564
Other G&A	1,770	1,324	5,897	6,674

Total G&A	1,939	1,459	6,539	7,238

Total operating expenses	10,834	8,129	39,697	41,382

Operating loss	(8,513)	(4,821)	(32,909)	(25,657)

Other income, net	34	349	986	1,677

Income tax benefit	--	--	347	288

Net loss	$ (8,479)	$ (4,472)	$ (31,576)	$ (23,692)

Loss per share:
Basic and diluted	$ (0.48)	$ (0.25)	$ (1.78)	$ (1.35)

Shares used in calculation
of loss per share:
Basic and diluted	17,765	17,634	17,711	17,614

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	December 31, 2003	December 31, 2002

Assets

Cash and cash equivalents	$ 9,391	$12,248
Marketable securities	36,518	67,164

Total cash and marketable securities	45,909	79,412
Receivables from corporate partners	16,962	1,333
Other current assets, net	1,976	1,615

Total current assets	64,847	82,360

Net property, plant & equipment	30,145	32,784
Other long-term assets	377	635

Total assets	$95,369	$115,779

Liabilities and Stockholders' Equity

Total current liabilities	$12,792	$6,927
Total long term liabilities	29,138	25,555

Total liabilities	41,930	32,482

Total stockholders' equity	53,439	83,297

Total liabilities and stockholders’ equity	$95,369	$115,779

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